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                                                                  Exhibit  4(e)

                                                                  No. S0667A


                                  CoBANK, ACB
                           LINE OF CREDIT AMENDMENT

          THIS AMENDMENT is entered into as of the 15th day of September, 2000 by and between COBANK, ACB ("CoBank") and COMMONWEALTH TELEPHONE COMPANY (the "Borrower").

     WHEREAS, CoBank and the Borrower desire to amend Line of Credit Agreement No. S0667 dated September 30, 1999 (such agreement, as may have been previously amended, shall hereinafter be referred to as the "Agreement");

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 3 of the Agreement is hereby amended and restated to read as follows:

     SECTION 3. AVAILABILITY. Subject to Section 11, the Loan will be made on any day on which CoBank is open for business (a "Business Day"), except any day when Federal Reserve Banks are closed, by wire transfer of immediately available funds to such account or accounts as the Borrower may designate, provided that
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(i) an authorized officer of the Borrower shall have provided CoBank with at least one Business Days' prior written notice of the date on which the Loan is to be made (the "Funding Date"), unless the Borrower elects to have a portion of the Loan accrue interest at a LIBOR Rate (as defined in Section 4(A)(2)), in which case the Borrower shall have provided such notice two Banking Days (as defined below) prior to the Funding Date and the Funding Date shall be a Banking Day, and (ii) the Funding Date so designated shall not be later than 364 days after the date hereof. A "Banking Day" means a Business Day on which dealings in U.S. dollar deposits are carried out in the London Interbank Market and banks are open for business in New York, New York and London, England.

2.   Section 4(E) of the Agreement is hereby REPLACED to read as follows:

     (E) ORIGINATION FEE. In consideration of the Commitment, the Borrower agrees to pay to CoBank on the execution hereof, a loan origination fee in the amount of $37,500.00.

     3. Section 5 of the Agreement is hereby amended and restated to read as follows:

  SECTION 5. PRINCIPAL REPAYMENT AND MATURITY. The principal balance of the Loan shall be repaid on the first Business Day following the last day of the term of the Loan, as the term may be renewed from time to time. The term of the Loan shall be from the date hereof, up to 364 days after the date hereof (the "Maturity Date"). On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. The
Borrower shall have the right, upon at least three Business Days' prior written notice to CoBank, to permanently reduce or terminate the Loan, provided,
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however, no reduction or termination shall be permitted if, after giving effect
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thereto and to any prepayment made therewith, the aggregate principal balance of the Loan then outstanding would exceed the Loan as so reduced.

     4. To the extent not inconsistent herewith, all other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date shown above.


CoBANK, ACB                              COMMONWEALTH TELEPHONE
                                         COMPANY


By:                                      By:
/s/                                      /s/
_________________________                  ______________________________

Title: ______________________________  Title: ___________________________